Exhibit 99.1

Mace Security International, Inc. Signs Plea Agreement with US Attorney Regarding Its Vermont Subsidiary EPA Issue

HORSHAM, Pa.--(BUSINESS WIRE)--January 10, 2011--Mace Security International, Inc. ("Mace", “Corporation” or the “Company”) (OTCQB:MACE) announced that its subsidiary, Mace Personal Defense, Inc. has signed a Plea Agreement with the United States Attorney for the District of Vermont to settle environmental law violations that occurred over the period of 1998-2008. The Company’s subsidiary, Mace Personal Defense, Inc. pled guilty to a single felony charge of storing hazardous waste without a permit at its Bennington, Vermont factory and agreed to pay a fine of $100,000. The Company has already spent over $785,000 remediating the Bennington site and fully complying with all Environmental Protection Agency requests and demands.

The Plea Agreement has been submitted to the United States District Court for Vermont. The Plea Agreement is not final until it is accepted by the Court. A hearing date has not been scheduled.

Dennis Raefield, Mace’s CEO and President stated, “Our Board of Directors and I felt it was important to close this final chapter on the storage issue from 1998-2008, accept responsibility as a good corporate citizen, and not divert Company assets and manpower to defend against the charge. The site has been fully remediated with new environmental safety policies and procedures put into place.”

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and the owner and operator of a wholesale central monitoring station. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, our ability to compete with competitors, dilution to shareholders, and limited capital resources. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, and management's opinions, projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should also be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

CONTACT:
Mace Security International, Inc.
Sarah Din, MarCom Manager
925-478-4524
sdin@mace.com